UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  May 1, 2009

CHINA AGRITECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49608	75-2955368
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Room 3F No. 11 Building, Zhonghong International Business Garden
Future Business Center,
Chaoyang North Road, Chaoyang District, Beijing, China 100024
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:
(86)10-59621278

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2009, Mr. Kelviz Lim Kok Siak resigned as the Vice President of Finance of China Agritech, Inc. (the “Company”).  Effective as of May 1, 2009, Ms. Lingxiao Dai began serving as Vice President of Finance of the Company. The Company is in the process of finalizing an employment agreement with Ms. Dai.  However, the Company has verbally agreed to pay Ms. Dai a salary of U.S. $3,000 per month.

Prior to being appointed Vice President of Finance of the Company, Ms. Dai, 41, served as the Chief Financial Officer of the American Yellowstone Power Co., Ltd.’s branch in China since June 2006. Her responsibilities included business evaluation, financial plans, appraisals, capital projects and investments.  From July 2005 to May 2006, she was the Dean of the Business Department of Beijing Huang Pu University.  From July 2003 to May 2005, she was the Dean of the Business Department at Beijing – U.S.A. College of English. Ms. Dai was also previously an Adjunct Professor of Accounting at York College, City University of New York and has held other accounting positions in private enterprise and government positions.  Ms. Dai received a Bachelor of Business Administration in Accounting in 1993 and a Master of Science in Taxation in 1996, both from Baruch College in New York City. She also attended the Economics and Management Institute of Beijing University of Technology.  She is a member of the Accounting Society and the Chinese Business Association in the U.S.

Ms. Dai is the daughter of Mr. Lun Zhang Dai, one of the independent directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Ms. Dai had, or will have, a direct or indirect material interest.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	China Agritech, Inc. Press Release, dated May 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA AGRITECH, INC.

Date: May 7, 2009	/s/ Yu Chang
Yu Chang
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	China Agritech, Inc. Press Release, dated May 5, 2009